Exhibit 10.2

W. R. Grace & Co.	T 410.531-4574
7500 Grace Drive	F 410.531-4414
Columbia, MD 21044	E fred.festa@grace.com
W grace.com

Fred Festa

Chairman, President and Chief Executive Officer

Personal and Confidential

May 11, 2010

Congratulations!  The Grace Board of Directors has approved the 2010 Annual Incentive Compensation Program (AICP) program and you will be eligible to participate at a target of       % of your annual base.

For 2010, we have aligned the AICP performance metrics with the Annual Operating Plan (AOP) targets for Adjusted EBIT and Adjusted Operating Cash Flow.  The table below describes those targets.  At the end of the year, a pool will be set aside for bonus payout based on Grace’s performance.

Threshold (80%)

Target (100%)

Maximum (135%)

1 – Performance that falls between threshold and maximum is interpolated.

2 – Company reserves the right to change, modify, or terminate compensation and benefits plans at any time.

3 – Strictly confidential and proprietary information. Disclosure may result in disciplinary action up to and including termination.

Your payout is based on your individual performance against your stated objectives, your contribution to the business and overall Grace performance.  Payouts can range from 0-2 times your target.  In order to receive payment, you have to be actively employed at the time bonuses are paid, no later than March 15, 2011.

Your contribution, hard work and leadership in living the GRACE Vision and Values are vital to the overall success of the company.

Thank you for continuing to help build a better and safer Grace.

Alfred E. Festa
Chairman, President and CEO